Exhibit 10.1(g)
Execution Version
SIXTH AMENDMENT TO OFFICE LEASE AGREEMENT
THIS SIXTH AMENDMENT TO OFFICE LEASE AGREEMENT (this “Sixth Amendment”) is made as of the 8th day of November, 2019, but shall be effective as of November 1, 2019 (the “Sixth Amendment Effective Date”), by and between ALPHA 4, L.P., a Pennsylvania limited partnership, having an address at 6019 Grafton Street, Pittsburgh, Pennsylvania 15206 (“Landlord”), and DUOLINGO, INC., a Delaware corporation, having an address at 5900 Penn Avenue, Pittsburgh, Pennsylvania 15206 (“Tenant”). For the purpose of this Sixth Amendment, Landlord and Tenant are sometimes individually referred to as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated on or about November 18, 2015 (the “Lease”), pursuant to which Landlord agreed to lease to Tenant, and Tenant agreed to Lease from Landlord, approximately 17,649 square feet of combined retail and office space situate in the two (2) story building located at 5900 Penn Avenue, Pittsburgh, Pennsylvania 15206 (the “Building”), comprised of approximately 15,989 rentable square feet on the second floor of the Building and 1,660 useable square feet in the Basement of the Building (as more particularly defined in the Lease, the “Premises”). Certain terms and conditions of the Lease are set forth in and/or modified by that certain Tenant Addendum attached thereto at Exhibit B (the “Tenant Addendum”); and
WHEREAS, Landlord delivered, and Tenant accepted possession of the Premises on April 8, 2016 (the “Delivery Date”), pursuant to that certain Office Lease Acceptance Agreement dated April 7, 2016 from Tenant to Landlord (the “Acceptance Agreement”); and
WHEREAS, the Lease was amended pursuant to that certain Amendment to Office Lease dated June 16, 2016 between Landlord and Tenant (the “First Amendment”), pursuant to which, among other things, the Parties memorialized an increase in the total square footage to be 17,801 total rentable square feet, with 16,141 rentable square feet on the second floor of the Building and 1,660 useable square feet in the Basement of the Building in accordance with a corresponding modification to Tenant’s construction plans and specifications (such premises are referred to herein as the “Original Premises”); and
WHEREAS, the Lease was further amended pursuant to that certain Second Amendment to Office Lease dated October 16, 2017 between Landlord and Tenant (the “Second Amendment”), pursuant to which, among other things, the Parties memorialized an additional 4,000 square feet increase in the total rentable square footage of the Premises (the “First Expansion Space”) in connection with Tenant’s election to exercise its option pursuant to Paragraph 5 of the Tenant Addendum; and
WHEREAS, the Lease was further amended pursuant to that certain Third Amendment to Office Lease dated December 31, 2017 between Landlord and Tenant (the “Third Amendment”), pursuant to which, among other things, the Parties memorialized the Expansion Premises Delivery Date (as defined in the Second Amendment) and Base Rent as of such Expansion Premises Delivery Date; and

WHEREAS, the Lease was further amended pursuant to that certain Fourth Amendment to Office Lease dated August 10, 2018 between Landlord and Tenant (the “Fourth Amendment”), pursuant to which, among other things, the Tenant elected to further exercise its “Expansion Option” pursuant to the Tenant Addendum, and the Parties memorialized the modification of all references contained in the Lease as to square footage to be 26,238 square feet; restated “Tenant Allowance” as set forth in Section 1.1 of the Lease to be $35.00 per rentable square foot of the Building and affirmed that Tenant shall be solely responsible for the cost of all Tenant’s Work and improvements to the Premises in excess of such amount; acknowledged that a portion of Tenant’s Work for the interior build-out of the Second Expansion Premises (as defined in the Third Amendment) was completed prior to the Effective Date in connection with the interior build out of the First Expansion Premises; acknowledged that invoices for work performed for the same may be used by Tenant to support request for payment of Tenant Allowance in connection with the Second Expansion Premises; restated the definition of “Base Rent” set forth in Section 1.1 of the Lease; restated the definition of “Tenant’s Proportionate Share” set forth in Section 1.1 of the Lease; and amended the “Tenant Addendum” (attached to the Fourth Amendment as Exhibit B) as to “Extension Options” and “Right of First Refusal”; and
WHEREAS, the Lease was further amended pursuant to that certain Fifth Amendment to Office Lease dated October 22, 2018 between Landlord and Tenant, as amended by that certain Letter Agreement dated February 8, 2019 and that certain Letter Agreement dated March 7, 2019 (collectively, the “Fifth Amendment”), pursuant to which, among other things, the parties memorialized an additional 12,750 square feet increase (at an effective rate of $22.50 per rentable square foot) located upon the first story of the Building (the “First Floor Expansion”), and a corresponding increase in the total square footage of the Premises to be 38,988 square feet, with 23,823 rentable square feet on the second floor of the Building, 1,660 useable square feet in the Basement of the Building, and 13,505 rentable square feet in the first floor of the Building;
As used hereinafter, the term “Lease” refers to the Lease as modified and/or amended by the Tenant Addendum, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, and as further modified pursuant to this Sixth Amendment; and
WHEREAS, Landlord and Tenant have since undertaken negotiation of a certain Retail Lease of equal date herewith (the “Retail Lease”) for the remaining square footage available within the Building, including, without limitation, approximately 8,000 square feet of commercial retail space located on the first floor of the Building (the “Retail Space”); and
WHEREAS, Landlord and Tenant now desire to amend and modify the terms and conditions of the Lease to, among other things, allow the Lease to be co-terminus with the Retail Lease; provide Tenant the ability to earn certain Base Rent Credits (as hereinafter defined) on the terms and conditions set forth herein; and memorialize Tenant’s assumption of payment obligations for all utilities used in connection with the Premises, each in accordance with the terms and conditions of this Sixth Amendment.
NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements set forth herein, and for other good and adequate consideration, the receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1.    Recitals: Definitions. The foregoing recitals are adopted by reference and made of part of this Sixth Amendment as though fully restated herein. Capitalized terms not otherwise defined in this Sixth Amendment shall have the meaning(s) as defined in the Lease (as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and/or Fifth Amendment).
2.    Amendment to Lease. The Lease is hereby amended as follows:
a.    Initial Term. Landlord and Tenant agree that the definition of “Initial Term” set forth in Section 1.1. of the Lease (as modified and amended by the Fifth Amendment) is amended, and, effective as of the Sixth Amendment Effective Date, restated to mean “One Hundred and Twenty-Seven (127) complete calendar months following the Commencement Date (as modified and amended by the Sixth Amendment).”
b.    Extension Option. Landlord and Tenant agree that Tenant shall have the option to extend the Lease Term (the “Extension Option”) for one (1) additional period of five (5) years following expiration of the Initial Term on May 31,2030 (the “Extension Term”) in accordance with the following:
i.    Tenant may not exercise the Extension Option unless, on the date when such option is exercised, (a) this Lease is in full force and effect, (b) no Event of Default, and no event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing, and (c) Tenant has not previously exercised its Termination Option as set forth in Section 2.e of this Sixth Amendment;
ii.    Tenant shall exercise the Extension Option by giving Landlord written notice to such effect (which notice shall be irrevocable) no later than May 31, 2029. Upon the giving of such notice, this Lease shall be deemed to be extended for the period of the Extension Term without the execution of any further instrument (although either Party may request an amendment to the Lease to reflect such extension and the terms thereof, in which case both Parties will in good faith negotiate and execute such an amendment). The failure to give such notice by such date shall constitute a waiver by Tenant of any right to extend the Lease Term; and
iii.    The provisions of the Lease (as modified and/or amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and this Sixth Amendment) shall remain in full force and effect during the Extension Term, except that (a) the Lease Term will be extended by the period of such Extension Term, (b) the Base Rent for the Extension Term shall increase by two percent (2.0%) per annum as set forth in Section 2.c of this Sixth Amendment, (c) Tenant shall have no further right to renew the Term, and (d) Tenant’s Termination Option as set forth in Section 2.e of the Sixth

Amendment shall be deemed to have been relinquished and waived by Tenant and shall no longer be exercisable or effective.
The phrase “Lease Term” as defined in Section 2.1 of the Lease (and as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and/or Fifth Amendment) is amended and, effective as of the Sixth Amendment Effective Date, restated to mean the Initial Term as extended pursuant to the Extension Option, if exercised by Tenant.
c.    Base Rent. Landlord and Tenant agree that the definition of “Base Rent” set forth in Section 1.1 of the Lease (and as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and/or Fifth Amendment) is amended and, effective as of the Commencement Date (below), restated as follows:
Base Rent: (Based on 37,328 sq. ft.)

Period	Base Rent
Initial Term	Annual Rent	Monthly Installment
Nov 1, 2019 - Jul 31, 2021	$925,903.00	$77,158.58
Aug 1, 2021 - Jul 31, 2022	$944,421.06	$78,701.76
Aug 1, 2022 - Jul 31, 2023	$963,309.48	$80,275.79
Aug 1, 2023 - Jul 31, 2024	$982,575.67	$81,881.31
Aug 1, 2024 - Jul 31, 2025	$1,002,227.18	$83,518.93
Aug 1, 2025 - Jul 31, 2026	$1,022,271.73	$85,189.31
Aug 1, 2026 - Jul 31, 2027	$1,042,717.16	$86,893.10
Aug 1, 2027 - Jul 31, 2028	$1,063,571.51	$88,630.96
Aug 1, 2028 - Jul 31, 2029	$1,084,842.94	$90,403.58
Aug 1, 2029 - May 31, 2030	$1,106,539.80	$92,211.65

Extension Option	Annual Rent	Monthly Installment
Jun 1, 2030 - May 31, 2031	$1,128,670.59	$94,055.88
Jun 1, 2031 - May 31, 2032	$1,151,244.01	$95,937.00
Jun 1, 2032 - May 31, 2033	$1,174,268.89	$97,855.74
Jun 1, 2033 - May 31, 2034	$1,197,754.26	$99,812.85
Jun 1, 2034 - May 31, 2035	$1,221,709.35	$101,809.11
d.    Commencement Date. Landlord and Tenant agree that the definition of “Commencement Date” set forth in Section 3.i of the Fifth Amendment is amended and, as of the Sixth Amendment Effective Date, restated to mean “November 1, 2019,” and Base Rent, as amended by Section 2.c herein, shall commence on the Commencement Date as hereby amended and restated pursuant to this Sixth Amendment. Notwithstanding the foregoing, and for purposes of clarity and avoidance of doubt, until the Commencement Date (as amended and restated pursuant to this Sixth Amendment) the Tenant understands and agrees that Tenant shall be responsible and obligated for paying to Landlord all rent and other charges that would otherwise be due and payable under the Lease prior to the execution of this Sixth Amendment, whereby upon such Commencement Date the Base Rent set forth herein shall be in full force and effect and supersede all previously agreed upon charges for base rent.
e    Termination Option. Landlord and Tenant agree that Tenant’s “Termination Option” set forth in Paragraph 4 of the Tenant Addendum (as modified and amended by the Fifth Amendment) is hereby deleted in its entirety and is amended, and any Termination Option on the part of Tenant is superseded by and restated as of the Sixth Amendment Effective Date, as follows:
“Landlord and Tenant agree that Tenant may terminate the Lease (the “Termination Option”) starting October 31, 2025, upon not less than twelve-month’s prior written notice to Landlord (effective date of such termination being October 31, 2026).
After October 31, 2026 and continuing until May 31, 2029 (the “Termination Option Expiration Date”), Tenant has the ongoing right to terminate the Lease upon no less than twelve-month’s prior written notice to Landlord. However, Tenant may only exercise this right of termination every six months or said right to terminate is forfeited until the next applicable six-month period of time. By way of illustration, if Tenant does not provide a twelve-month notice of its intent to terminate on or before October 31, 2026 (such termination being effective October 31, 2027), Tenant may not provide a twelve-month notice on or before April 30,2027 (such termination being effective April 30, 2028). If Tenant does not provide a twelve-month notice of its intent to terminate on or before April 30, 2027, it may not provide another twelve-month notice of its intent to terminate until on or before October 31, 2027 with an effective date of October 31, 2028. The Termination Option may be exercised by Tenant one time, and one time only, for (1) all the Premises (as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and/or Fifth Amendment), or (2) the First Floor Expansion and/or the Second Expansion Premises (as defined in the Fourth Amendment). If the Termination Option is exercised, then effective as of the termination date, the Lease shall terminate on such date as if it were the last day of the Initial Term. If the Termination Option is not exercised prior to the Termination Option Expiration Date in accordance with the terms set forth herein, then Tenant shall be deemed to have waived any further rights to terminate the Lease pursuant to the Termination Option. Under no circumstance shall the Termination Option carry over beyond the Initial Term and into the Extension Term. For purposes of clarity and avoidance of doubt, as of and from the Termination Option Expiration Date, the Termination Option shall no longer be applicable and/or effective.
Such notice to terminate shall be via certified mail, return receipt requested.
In the event Tenant timely exercises the Termination Option for a portion of the Premises, the definition of “Base Rent” set forth in Section 1.1 of the Lease (as amended by this Sixth Amendment) for the remaining Premises and the definition of “Tenant’s Proportionate Share” set forth in Section 1.1 of the Lease (as amended by the Fifth Amendment) shall be equitably adjusted based on the rentable square footage of the remaining Premises (which, for the avoidance of doubt, will be (a) 24,578 rentable square feet if Tenant timely exercises the Termination Option for only the First Floor Expansion, (b) 32,891 rentable square feet if Tenant timely exercises the Termination Option for only the Second Expansion Premises, and (c) 20,141 rentable square feet if Tenant timely exercises the Termination Option for both the First Floor Expansion and the Second Expansion Premises) and the applicable effective rate per rentable square foot for such Remaining Premises (as previously modified and/or amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and/or Fifth Amendment).”
f.    Utilities. Notwithstanding any contrary provision of the Lease, and for purposes of clarity and avoidance of doubt, Landlord and Tenant agree that, as of the Sixth Amendment Effective Date, Tenant shall take over and be responsible for paying all utilities servicing the Premises, including, without limitation, electricity, water, sewer, trash, telephone, cable (if applicable), gas (if any), and heat. To the extent such utilities are not currently metered separately and in the name of Tenant, Tenant shall, at its cost and expense, cause the electricity, telephone, cable (if applicable), gas (if any), and heat for the Premises to be separately metered (water and sewer may be sub-metered if not metered separately), and Tenant shall cause all utilities (with the exception of water and sewer if sub-metered) to be in the name of Tenant within five (5) business days following the Commencement Date. Tenant shall pay the public utility company directly for the cost of all such utilities used in connection with the Premises under the account of Tenant, with the exception of water and sewer charges if sub-metered, which shall be paid by Tenant to Landlord within ten (10) days after receipt of Landlord’s invoice therefor, which invoices may, in Landlord’s discretion, be distributed on a monthly or quarterly basis. Tenant shall enter into a separate contract with a refuse/trash company and pay all charges directly to such company.
g.    Sublet. Section 10.1 of the Lease, as amended and restated by the Fifth Amendment, is hereby amended and restated as follows:
10.1 Transfers Restricted. Except as provided in Section 10.4, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign or otherwise transfer this Lease or any interest hereunder (each a “Transfer”). Any transaction or series of transactions which results in the transfer of securities of Tenant or its direct or indirect parent entity and/or merger of Tenant will not be a Transfer. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be null and of no effect and shall constitute an Event of Default. Notwithstanding the foregoing, Tenant may sublease all or a portion of the Premises, without the consent of the Landlord (it being understood that Tenant will remain liable under the Lease), but only to the extent the subtenant’s use of the Premises following such subletting will comply in all respects with the Permitted Use (provided, however, that subtenant may also use the part of the

Premises on the first floor of the Building for retail purposes, but only to the extent the subtenant’s use of such part of the Premises complies in all respects with the Permitted Use as defined in the Retail Lease) and such subtenant does not use the Premises for any Prohibited Use.
h.    Permitted Transfers. Section 10.4 of the Lease is hereby amended and restated as follows:
10.4 Permitted Transfers. Notwithstanding any contrary provision of this Lease and so long as no Event of Default has occurred and is continuing, Tenant is not required to obtain Landlord’s consent to assign or sublet all or a part of the Premises (a “Permitted Transfer”) to the following types of entities (each a “Permitted Transferee”): (i) an Affiliate of Tenant; (ii) any entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities; or (iii) any entity acquiring all or substantially all of Tenant’s assets; provided, that (A) Tenant notifies Landlord within ten (10) days following the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Transfer or Permitted Transferee as set forth above (except where such disclosure is prohibited by applicable law, in which event Tenant shall provide such notification and documents as soon as allowed by applicable law), (B) use of the Premises by any party following such assignment, subletting or transfer will comply in all respects with the Permitted Use hereunder (provided, however, that the part of the Premises on the first floor of the Building may also be used for retail purposes, but only to the extent that such party’s use of such part of the Premises complies in all respects with the Permitted Use as defined in the Retail Lease), (C) Tenant shall comply with Sections 10.2(e)(i) and (iv) hereof, and (D) such Permitted Transfer shall not relieve Tenant from liability under this Lease, and Tenant shall remain primarily liable for all of its obligations hereunder.
3.    Entire Agreement. The Lease (together with the Tenant Addendum), First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, and this Sixth Amendment contain all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth in the Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, and this Sixth Amendment.
4.    Mortgagee. Within fifteen (15) days from the execution of this Sixth Amendment, the Landlord shall deliver to Tenant a consent, subordination, non-disturbance and attornment to this Sixth Amendment by the Mortgagee, if any, in form and substance reasonably satisfactory to Tenant and subject to Mortgagee’s approval in all respects, and Tenant agrees to execute any such SNDA to the extent required by the Mortgagee.

5.    Approved Rooftop Patio Acknowledgment. Landlord and Tenant acknowledge and agree that Tenant has elected to construct and operate a rooftop patio pursuant to Section 7 of the Second Amendment. To that end, Landlord and Tenant acknowledge and agree that the approved rooftop patio plans and drawings, together with the Drawing and Field Report dated October 30, 2019 by Churches Engineering, LLC and an email dated October 30, 2019 from David J. Morgan of Morgan Architecture + Design setting forth additional comments to the proposed rooftop patio plans and drawings, are shown on Exhibit L attached hereto and incorporated by reference, and such plans and drawings are mutually agreed to by the Landlord and Tenant as the final approved rooftop patio plans and drawings.
6.    Governing Law. This Sixth Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.
7.    Counterparts. This Sixth Amendment may be executed in any number of counterparts and it shall not be necessary that the signatures of all Parties be contained on any one counterpart. Each counterpart shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Facsimile copies or electronic image printouts of signatures may be assembled and appended to one counterpart of this Sixth Amendment, which shall be deemed effective as an original instrument.
8.    Ratification. Except as expressly modified and amended by the provisions of this Sixth Amendment, all other terms, covenants and conditions of the Lease (as previously amended pursuant to the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment) are hereby ratified and affirmed and will remain in full force and effect as between Landlord and Tenant. If there is any conflict between this Sixth Amendment and the Lease (as previously amended), this Sixth Amendment shall control unless the context clearly indicates otherwise. As of the Sixth Amendment Effective Date as set forth herein, the term “Lease” shall refer to the Lease as modified by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and this Sixth Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed and delivered this Sixth Amendment to Office Lease as of the day and year first above written.

LANDLORD:

ALPHA 4, L.P., a Pennsylvania limited partnership

By: Alpha 4 GP, LLC, a Pennsylvania limited liability company, its sole general partner

By:	/s/ Anthony J. Dolan
Anthony J. Dolan, President

TENANT:

DUOLINGO, INC., a Delaware corporation

By:	/s/ Luis von Ahn
Name:	Luis von Ahn
Title:	CEO

ACKNOWLEDGMENT OF TENANT
Tenant hereby acknowledges again its consent to the provisions of Section 14.6 of the Lease as follows:
14.6    Judgment in Ejectment. FOR VALUE RECEIVED AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, OR UPON TERMINATION OF THE TERM OF THIS LEASE AND THE FAILURE OF TENANT TO DELIVER POSSESSION TO LANDLORD, TENANT FURTHER, AT THE OPTION OF LANDLORD, AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT AND ANY OTHER PERSON CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES FILED IN THE COMMONWEALTH OF PENNSYLVANIA, WITH RELEASE OF ALL ERRORS. LANDLORD MAY FORTHWITH ISSUE A WRIT OR WRITS OF EXECUTION FOR POSSESSION OF THE PREMISES AND, AT LANDLORD’S OPTION, FOR THE AMOUNT OF ANY JUDGMENT, AND ALL COSTS, INCLUDING THE FEES OF ATTORNEYS AND OTHER PROFESSIONALS AND EXPERTS, WITHOUT LEAVE OF COURT, AND LANDLORD MAY, BY LEGAL PROCESS, WITHOUT NOTICE RE-ENTER AND EXPEL TENANT FROM THE PREMISES, AND ALSO ANY PERSONS HOLDING UNDER TENANT.
BY SIGNING THIS DOCUMENT, TENANT AGREES THAT A JUDGMENT MAY BE ENTERED AGAINST IT WITHOUT A TRIAL. TENANT ALSO ACKNOWLEDGES THAT, BY SIGNING THIS JUDGMENT, IT IS WAIVING CERTAIN RIGHTS TO NOTICE AND A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT ENTERED PURSUANT TO THIS DOCUMENT, AND THAT IT KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVES THOSE RIGHTS AFTER CONSULTATION WITH LEGAL COUNSEL.

WITNESS:	DUOLINGO, INC., a Delaware corporation

/s/ [illegible]	/s/ Luis von Ahn

	Name:	Luis von Ahn

	Title:	CEO

EXHIBIT L
APPROVED ROOFTOP PATIO PLANS AND DRAWINGS
(attached)
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)